Exhibit 99.1

                   River Valley Bancorp Announces Stock Split
                        and Increased Quarterly Dividend



For Immediate Release
Tuesday, December 9, 2003


Contact:  Matthew P. Forrester - President, CEO
          River Valley Bancorp
          (812) 273-4949



Madison, Indiana -- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a 2 for 1 stock split, under which every share of its Common Stock outstanding at the close of business on December 26, 2003 will be converted into two shares of Common Stock. The additional certificates payable to shareholders as a result of the split are expected to be sent to them on or before January 9, 2004. Matthew
P. Forrester, President of River Valley Bancorp, stated that: "During the past year our stock has performed very well. The closing price on December 8, 2003 was $48.00 per share compared to $30.49 per share on December 31, 2002. We believe the stock split, which will result in the issuance of approximately 820,000 new shares, will help create a more liquid market for our stock."

Also announced today, River Valley Bancorp has declared a cash dividend of $0.17 per share of its Common Stock for the quarter ending December 31, 2003. This dividend represents a 13.3% increase from the previous quarter's effective split rate. The annualized rate on the newly split stock will be $0.68 per share.

The dividend record date will coincide with the stock split date of December 26, 2003 and will be payable on January 9, 2004. This dividend represents the twenty-seventh consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has six locations in the Madison, Hanover, and Charlestown Indiana area and a seventh location opening in Carrollton, Ky in February 2004.